Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER
AND
NAME CHANGE
Of

Fluid Audio Network, Inc.
(a Delaware corporation)

into

Freedom 20, Inc.
(a Delaware corporation)

(Pursuant to Section 251(g) of the Delaware General Corporation Law (“DGCL”)

Fluid Audio Network, Inc., a Delaware corporation (the “Parent”) and Freedom 20, Inc., a Delaware corporation (the “Sub”), do hereby certify:

1. The Sub is a corporation of the State of Delaware incorporated on June 27, 2006, the surviving corporation. The Parent agrees that they may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at Fluid Media Networks, Inc., 5813-A Uplander Way, Culver City, California, 90230.

2. The Parent owns 100% of the outstanding shares of common stock of the Sub Each Party to the Merger adopted the Plan.

3. On January 24, 2006, by an action by unanimous written consent in accordance with Section 251 of the Delaware General Corporation law, the Board of Directors of the Sub adopted the following resolutions:

RESOLVED, that Fluid Audio Network, Inc. (the “Parent”), a Delaware corporation, shall be merged (the “Merger”) with and into Freedom 20, Inc. (the “Sub”)., a Delaware corporation, effective upon the filing (the “Effective Time”) of the appropriate Certificate of Ownership and Merger with the Delaware Secretary of State, pursuant to the laws of the State of Delaware and as hereinafter provided; the separate corporate existence of the Parent shall thereupon cease; the Sub shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware; and the separate corporate existence of the Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth below; and

FURTHER RESOLVED, that the terms and conditions of the Merger are as follows:

(a) Pursuant to the Merger, the Certificate of Incorporation of Sub shall be Certificate of Incorporation of the Sub until thereafter amended as provided by law, by such Certificate of Incorporation; except the name of the Sub is herein changed to “Fluid Media Network, Inc.”

(b) Pursuant to the Merger, the Bylaws of the Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation or by such Bylaws.

(c) At the Effective Time, (i) each issued and outstanding share of common stock of Parent (the “Parent Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (the “Surviving Common Stock”), and, (ii) each issued and outstanding share of preferred stock of Parent (the “Parent Preferred Stock”) shall be converted into and become one fully paid and nonassessable share of preferred stock, with the substantially the same powers, rights, preferences and privileges as the Parent Preferred Stock, of preferred stock, par value $0.0001 per share, of the Surviving Corporation (“Surviving Preferred Stock), from and after the Effective Time, the holders of all of said issued and outstanding shares of the Parent Common Stock and Parent Preferred Stock shall automatically be and become holders of Surviving Common Stock and Surviving Preferred Stock upon the basis above specified, whether or not certificates representing said shares of Surviving Common Stock and Surviving Preferred Stock are then issued and delivered and all shares of Surviving Common Stock and Surviving Preferred Stock acquired in the merger shall be deemed to have been acquired at the time that the shares of Parent Common Stock and or Parent Preferred Stock, as applicable, were acquired; and (ii) all outstanding warrants of the Parent to purchase shares of the Parent Common Stock or Parent Preferred Stock (“Parent Warrants”), immediately prior to the Effective Time that have not been surrendered by the holder thereof in exchange for Parent Common Stock and or Parent Preferred Stock, will at the Effective Time, be deemed be a warrant (the “Sub Warrants”) to acquire the same number of shares of Surviving Common Stock or Surviving Preferred Stock as the holder of such Parent Warrants would have been entitled to receive pursuant to the Merger had such holder exercised such Parent Warrants in full immediately prior to the Effective Time at a price per share of Surviving Common Stock or Surviving Preferred Stock equal to the exercise price for the shares of Parent Common Stock or Parent Preferred Stock otherwise purchasable pursuant to such Parent Warrant.

(d) At the Effective Time, each share of common stock of the Sub (a “Share”) owned by the Sub as treasury stock or by any subsidiary of the Sub and each Share owned by the Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) At the Effective Time, each issued and outstanding share of Parent Common Stock and Parent Preferred Stock shall be converted into one share of Surviving Common Stock or Surviving Preferred Stock, as the case may be, without surrender of the certificate formerly representing such share of Parent Common Stock or Parent Preferred Stock (each a “Parent Certificate”) in the manner provided in (f) below. From and after the Effective Time, all Parent Common Stock and Parent Preferred Stock shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such Parent Common Stock and Parent Preferred Stock shall cease to have any rights with respect to any Parent Certificate except the right to receive shares of Surviving Common Stock and or Surviving Preferred Stock in an amount specified in Section (c) above (the “Merger Consideration”).

(f) The Parent’s officers at the Effective Time and Hank Torbert and Justin Beckett, shall, from and after the Effective Time, be the officers and directors, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation; and

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized and directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge the Parent with and into the Sub and the date of adoption thereof, and to cause the same to be filed and recorded as provided by the DGCL, and to do all acts and things whatsoever, within the State of Delaware and in any other appropriate jurisdiction, necessary or proper to effect the Merger.”

4. The proposed merger of the Parent with and into the Sub has been approved by unanimous written consent by the Board of Directors of the Parent and Sub and by written consent of a majority of the stockholders of Parent and Sub in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

5. The Plan of Merger is on file at the registered office of the Sub.

6. The effective date of the Merger Agreement will coincide with the filing of this Certificate of Ownership and Merger with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned Presidents, with the attestations of a Witness, of the respective constituent corporations, duly authorized hereunto, have executed the within Certificate of Ownership and Merger on February 14, 2007.

(CORPORATE SEAL) ATTEST: _______________________________ (CORPORATE SEAL) ATTEST: _______________________________	Freedom 20, Inc. By: /s/ Justin Beckett Justin Beckett President Fluid Audio Network, Inc. By: /s/ Justin Beckett Justin Beckett President